Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Five Prime Therapeutics, Inc. for the registration of shares of common stock with total gross proceeds of up to $100,000,000 and to the incorporation by reference therein of our report dated March 25, 2014, with respect to the financial statements Five Prime Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

November 6, 2014